Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
Atlantic Station 201 17th Street, NW | Suite 1700 Atlanta, GA 30363 T 404.322.6000 F 404.322.6050 nelsonmullins.com

January 14, 2026

FirstSun Capital Bancorp

1400 16th Street

Denver, Colorado 80202

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), in connection with the merger, as described in the Agreement and Plan of Merger, dated as of October 27, 2025, as such agreement may be modified from time to time (the “Merger Agreement”), by and between FirstSun, and First Foundation Inc., a Delaware corporation (“First Foundation”). Pursuant to the Merger Agreement, First Foundation will merge with and into FirstSun with FirstSun as the surviving entity (the “Merger”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the registration statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), which includes the joint proxy statement of FirstSun and First Foundation and a prospectus of FirstSun, as filed by FirstSun with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, in relation to the Merger, on the date hereof and to which this opinion is an exhibit.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of FirstSun and First Foundation delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by FirstSun and First Foundation in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of FirstSun and First Foundation or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (v) the Merger will be reported by FirstSun and First Foundation on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

FirstSun Capital Bancorp

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” to the extent that such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences of the Merger.

We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion may not otherwise be distributed to any other person, filed with any other government agency or quoted in any other document without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP